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AirGate PCS Q2/04 Conference Call

May 13, 2004 - 9:00 a.m. Eastern - (913) 981-5571 (Confirmation #780484)


Introduction

Per our normal procedure, the operator will start by introducing the call as the AirGate PCS second quarter fiscal 2004 conference call. She/he will then announce that the call is being recorded. She/he will ask Dru Anderson, with Corporate Communications Inc., to read the opening statement (safe harbor). Following that statement, Dru will then introduce Tom Dougherty, chief executive officer and president, to begin the call. When the prepared remarks are completed, state that you are ready for questions. The operator will then explain the questioning procedure and subsequently introduce each questioner. When questions have ended, the operator will turn the line back to Tom for a closing comment.

I.       Safe Harbor (Dru)

Thank You.
Statements made in this conference call regarding expected financial results and other planned events should be considered forward-looking statements that are subject to various risks and uncertainties. Such forward looking statements are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated. For a detailed discussion of these factors and other cautionary statements, please refer to AirGate PCS' filings with the Securities and Exchange Commission, especially in the "Risk Factors" section of AirGate PCS' Form 10-K/A for the fiscal year ended September 30, 2003.

In addition, we will be providing non-GAAP financial measures during this call, such as EBITDA, ARPU and CPGA. These metrics are a supplement to GAAP financial information and should not be considered an alternative to, or more meaningful than, GAAP financial information. A reconciliation of these non-GAAP financial measurements to the most directly comparable GAAP finance measure is included as a schedule to our earnings release, which has been filed with the SEC on Form 8-K.

I would now like to introduce Tom Dougherty, chief executive officer and president of AirGate PCS. Please go ahead sir.

II.      Opening Remarks (Tom)

Good morning and thank you for joining us. With me on the call today is Dave Roberts, VP of Operations & Engineering, and Lou Martinez, our controller. The purpose of this call is to review financial and operating results reflected in our second quarter of fiscal 2004, or the three-month period ended March 31, 2004.

We issued a news release yesterday evening and each of you should have received a copy of the release and accompanying financial summary. I will begin our discussion today with some comments about recent events at the Company, and then turn the call over to Dave, who will follow with more detailed information about our second quarter financial results and operating metrics.

Overview

o    We had quite a bit of good news this past quarter.
o First, we had strong performance for the quarter, our best overall performance in over a year and a half.
o    Second, we completed our recapitalization, and now have that behind us.
o    Third, the company re-listed its common stock on Nasdaq.
o And, we are ready to begin some initiatives that will increase the growth rate of the company.

Comments on Results

o    So let me touch on some of the results of the quarter:
o We had our greatest level of net adds since our December 2002 quarter. This was largely due to:
|X| Strong gross adds that increased by about 17% from the first fiscal quarter of 2004,
|X| And a lower churn rate that improved by about 20 basis points from the prior quarter, largely due to improvements in involuntary churn and the credit composition of our subscriber base.
o EBITDA came in at $13.2 million for the quarter and included $800 thousand in costs associated with the recapitalization, as well as a $1.2 million benefit from a special settlement with Sprint.

Comments on Outlook

o With our recapitalization complete and a strong quarter behind us, we believe we have a platform for continued growth and financial improvement. Why do we have such an upbeat outlook?
o    Well,
|X| We are very encouraged by the initial response to Sprint's Fair & Flexible plans. The response appears to be largely positive.
|X| We hope it will increase interest in Sprint wireless services as well as traffic through all of our points of distribution.
|X| With Sprint's plans to put significant advertising resources behind this plan, especially with a strong focus on television, we are optimistic that customers will soon understand this alternative approach to pricing within the industry is for their benefit.
|X| Research indicates that a majority of customers pick the wrong price plans by either under- or over-estimating their usage.
|X| After some period of time, people who choose wrong, many of these customers either feel that they have been paying too much in MRC or paying too much in minutes over plan, which then leads to customer dissatisfaction.
|X| The Fair & Flexible plans are by their very nature self-correcting pricing plans, and we are optimistic that they should increase customer satisfaction by providing an alternative to customers.

o    Second,
|X|  We anticipate our share of decisions in the marketplace to increase.
|X| Not only do we believe efforts such as Fair & Flexible will help accomplish this, but we have also reviewed our activation data more closely and made the decision recently that we can selectively tweak our credit policy to increase our gross activations while mitigating the credit risk.
|X| Over the next 24 months, we plan on moving several of our stores to higher profile locations as well as adding 5 to 10 new stores.
|X| In addition, our plans call for significantly increasing the exclusive indirect distribution over the same timeframe.
|X|  So, in summary, we are going to increase our distribution significantly.

o    Third,
|X|  We recently began to focus more intensively on reducing our churn.
|X| Not only do we believe we will see continued improvement in our involuntary churn rate due to changes we made to our credit policy over the last two years, but we have built a small team led by one of our most experienced executives to focus on lowering the voluntary churn of our subscriber base.
|X| Initial results appear to indicate we may be able to make more progress in improving the satisfaction level of our subscribers.
|X| Furthermore, with the addition of Fair & Flexible plans, we believe those plans may have the potential to increase customer satisfaction and, therefore, lower voluntary churn.
|X| Consistent MOPs usage, or said another way, being on the wrong price plan, is a leading indicator of voluntary churn. Because of the inherent structure of Fair & Flexible price plans, customers on these plans should always be on the right price plans, and, therefore, not be dissatisfied.
|X| We feel confident that we will see continued improvement in our churn rate during the third quarter of fiscal year 2004.

o Fourth,
|X|  We are now identifying future growth strategies for the Company.
|X| We are working through all the alternatives to figure out which might create the most value.
|X| Consideration needs to be given to resources required to achieve each of several alternatives, and
|X| We are considering ways to increase not only our distribution, but also our share of the telecom dollars being spent in our markets.

o    Fifth,
|X| As for our CFO search, we have met with a lot of good candidates and feel very, very encouraged.
|X|  We anticipate making an offer within the next month.
|X|  In the interim, we have a strong team in place that has not missed a beat.

o        Lastly,
|X| Now that we have completed our recapitalization, we believe we have removed all impediments to address the issues that exist in our relationship with Sprint.
|X| As you know, Sprint has proposed changes in our relationship on terms similar to those accepted by other Sprint network partners.
|X| We have been evaluating and discussing this proposal with Sprint, along with a potential outsourcing of customer care and billing services.
|X| Currently, we believe that the proposal fails to adequately address certain issues that are important to us.
|X| We intend to continue our discussions with Sprint regarding the proposal and a potential outsourcing of customer care and billing services to determine if our issues can be addressed.
|X| We are committed to working diligently to resolve our issue with Sprint in a manner that is consistent with our's and their long-term interests.
|X| While we are working through our issues with Sprint, we are not resting. |X| We are simultaneously focusing on rekindling growth and adding distribution so that we can be creating shareholder value and security for the Company's future.

With all that  said,  I will now turn the call  over to our VP of  Operations  &
     Engineering, Dave Roberts.

III.     Financial Comments (Dave Roberts)

Thanks, Tom.

     I'll go over the highlights of the financial results and operating statistics for the quarter ending March 31, 2004.

Subscriber Statistics

o    I'd like to start by discussing our subscriber statistics.

Subscribers

o We ended the quarter with 367,807 subscribers, compared to 358,564 a year ago, representing a growth rate of 3%.
o Of our subscriber base, approximately 25% are 3G Vision subscribers and contribute approximately $3 to ARPU when averaged across the entire subscriber base.
o This compares to an 18% penetration of our base in the prior quarter and approximately a $2 contribution to ARPU.
o We are pleased with the continued adoption of Vision services and are optimistic that we can continue to increase this adoption rate.

Gross Adds

o    Gross adds for the quarter were 41,741 vs. 43,003 a year ago.
o While gross adds did drop relative to the same period last year, they were up 17% from the December 2003 quarter.
o    The modest drop year over year was due primarily to:
o    The continued application of our more stringent credit policy, and;
o    The loss of distribution from some indirect distribution channels.

Prime Gross Adds

o Prime credit quality gross additions as a percentage of total gross additions were about 61% for the quarter vs. about 61% a year ago and about 75% last quarter.
o This prime percentage is down from the typical 70%-ish range that we had experienced for the three prior quarters. We believe this percentage was driven during the quarter by:
o a significant increase in the number of sub-prime gross adds beginning in late-January, and growing through the end of February.
o We believe that a portion of this increase in sub-prime gross adds was influenced by tax refunds.
o Despite the credit status of these sub-prime gross adds, each one paid deposits in accordance with our standard credit policy.
o I would also like to note that while the number of sub-prime gross adds increased and represented a greater portion of total gross adds than in recent history, we are still signing up the same volume of prime gross adds.
o At the end of the quarter, prime subscribers as a percentage of total subscriber base stood at approximately 73% vs. about 68% a year ago.

Churn

o Our churn, net of 30-day returns, was 2.92% percent in the second quarter vs. 3.30% in the quarter a year ago.
o Churn was down not only year over year, but also over the prior quarter's figure of 3.10%.
o    We attribute this decrease primarily to:
o An improved churn rate among the sub-prime segment, largely due to improvements in involuntary churn.

Net Additions

o    Net additions for the quarter were 7,909 vs. 5,755 a year ago.
o    The effect of a lower churn rate more than offset the lower gross adds.

Revenue & Net Income

o    Moving on, I'd like to now discuss our revenue and net income.

Revenues

o During the quarter, AirGate reported total revenues of $78.0 million vs. $76.7 million a year ago.

Income & Loss from Continuing Operations

o As for loss from continuing operations, AirGate reported a net loss of ($9.9) million during the quarter vs. a loss of ($6.7) million a year ago.

Net Income

o Our net loss was ($9.9) during the quarter vs. a loss of ($21.0) million a year ago.
o Net loss from last year's second quarter included ($14.3) million loss from the discontinued operations of iPCS.

Revenue & ARPU Detail

o Now, I'll go over revenue in a little more detail and touch on some elements of our ARPU.

Revenue Detail

o Of the $78.0 million of total revenues we reported for the quarter, $61.7 million was from service revenue, $13.5 million from roaming revenue, and $2.9 million from equipment revenue.

ARPU Detail

o As for average revenue per subscriber (ARPU), excluding roaming, this statistic came in at $56.48 compared with $56.38 a year ago.

Roaming Traffic

o Our ratio of inbound MOU traffic to outbound MOU traffic was 1.25 to 1 during this quarter compared to 1.20 to 1 in the prior year's quarter.
o The travel rate between AirGate and Sprint and the Affiliates currently stands at $0.041 per minute in 2004 vs. $0.058 per minute in 2003, resulting in a 29% decrease in in the rate.
o This rate reduction was partially offset by growth of around 43% in inbound travel minutes of use year over year.

Operating Statistics

o    Now, a few points about our operating statistics.

CPGA

o Cost per gross addition (CPGA) was $409 for the quarter, compared with $302 in the quarter a year ago.
o Consistent with general industry results, we estimate that about $50 to 70 of CPGA is due to upgrade-related costs during the quarter.

Non-Customer Acquisition-Related Operating Costs

o    Our non-customer  acquisition-related operating expenses improved year over year.
o    We realized improvements in the following areas year over year:
o Outbound roaming expense improved largely due to the drop in the travel rate from $0.058 to $0.041 per minute.
o Bad debt improved year over year with not only the decrease in the sub-prime composition of our subscriber base, but also in the increase in required deposits from sub-prime credit adds over the last year. Furthermore, we also realized a reduction of bad debt expense for a $1.2 million credit from Sprint related to a change in the bad debt profile of certain subscribers.
o With the new 2004 Sprint service bureau fee rates, our CCPU-related Sprint service bureau fees were around $7 per subscriber per month during the quarter vs. about $9 in the last year's period.
o Lastly, general & administrative expenses included debt restructuring-related costs of about $800 thousand.

EBITDA

o EBITDA, earnings before interest, taxes, depreciation and amortization, was $13.2 million for the quarter vs. $15.1 million a year ago.
o    EBITDA and our general & administrative expenses:
o    for the second fiscal quarter of 2004 included:
     |X|  $800 thousand of debt restructuring-related expenses, and;
     |X|  $1.2 million of bad debt-related credits from Sprint, while
o    the second fiscal quarter of 2003 included a:
|X|  $3.6 million benefit related to a special settlement with Sprint.
|X|  $1.2 million of consulting fees related to our operational restructuring.

Capital Expenditures

o    A few points to touch on the network...

Capital Expenditures

o Capital expenditures during the quarter, totaled $5.8 million, compared to $1.0 million in the same quarter last year.
o During the quarter, we made routine investments in the network to increase the ability to carry more traffic and put several additional cell sites into service.
o Our network usage increased approximately 7% over the first quarter of fiscal 2004.
o Average MOUs per subscriber were about 980 during the quarter compared to about 925 in the prior quarter and about 800 a year ago.
o Continued diffusion of 1x handsets into our subscriber base and shifting trends in busy hour traffic away from the 9 p.m. hour helped ease the pressure on the network.

Balance Sheet

o    Lastly, some quick points relating to our balance sheet.

Cash

o The Company ended the quarter with cash and cash equivalents of $48.6 million.
o    During the quarter, we had the following major payments:
o    $7.5 million pre-payment of our credit facility;
o    $1.7 million in cash interest paid on our credit facility;
o $5.8 million in scheduled principal amortization under our credit facility, and;
o    $6.5 million in cash payments related to our recapitalization.

Closing

o    With that, I'd like to turn it back over to the operator.
o    Operator, we are now ready to take questions from those on the call.

IV.      Questions and Answers (See end for Q&A)

Operator will provide instructions for participants to ask questions and proceed with Q&A.

Operator will indicate that there are no questions and turn the call back to Tom for a concluding comment such as:

V.       Goodbye (Tom)

o I look forward to seeing some of you at our presentation next Tuesday at the Bear Stearns Credit Conference as well as at our Boston breakfast, New York luncheon and various one-on-ones next Wednesday and Thursday arranged by Raymond James.
o Dave and I are excited to be getting back on the road telling the AirGate story.
o It's great to be talking about growth and future, not that we have the recapitalization behind us.
o    Thank you for spending time with us this morning.
o On behalf of everyone at AirGate PCS, we appreciate your continued support and look forward to reporting our future results to you of higher growth and higher earnings.